EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 14th day of March, l997 by and between PROXYMED, INC. ("Company") and Glenn Gilchrist residing at 270 Curtin Avenue, W. Islip, NY 11795 ("Employee").

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee and the Employee is willing to accept employment by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1. TERM. The term of this Agreement shall commence on March 14, l997, the "Effective Date") and shall continue for two (2) years (hereafter the "Term).

2. POSITION; DUTIES; LOYALTY.

         a) POSITION. Employee will be employed by the Company as a Senior Vice President and shall render service to the Company as an employee pursuant to the terms, provisions and conditions hereinafter set forth.

         b) DUTIES. Employee shall be employed by the Company on a full-time, exclusive basis either at its offices at 400 West Main Street, Babylon, New York or its principal corporate offices in Fort Lauderdale, Florida; provided however, that for the first year of the Term of this Agreement, Employee shall be employed at the New York office unless before the expiration of such one year period Company and Employee shall mutually agree that he shall relocate to the Company's Fort Lauderdale office. Employee shall perform such duties and have such authority and responsibilities customarily accompanying such position and responsibility for directing the laboratory/radiology services, part of an operating division of the Company, such other duties consistent with his position as shall be directed by his supervisor.

         c) LOYALTY. Employee shall devote the full time required for his position and shall give his best efforts to the business of the Company and to the performance of the duties and obligations described in this Agreement. Employee shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial activities whatsoever, or continue or assume any other corporate affiliations without the prior written consent of the Company, which consent may be unreasonably withheld, except for (a) passive investments, and (b) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries.

3. COMPENSATION AND EXPENSES.

         a) SALARY. In consideration for the services rendered by the Employee under this Agreement, the Company shall pay the Employee a monthly base salary of $8,333.33 ("Base Salary") in accordance with the Company's customary payroll practices, plus a $500 per month

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car allowance, subject to federal and state taxes, if any. Employee will receive an annual minimum increase of at least five (5%) percent so long as the Company is profitable.

         b) RELOCATION. The Company shall pay Employee all reasonable, necessary and actual costs for Employee's relocation, if so requested by Company, to the Fort Lauderdale area, including actual moving expenses, travel expenses for Employee and Employee's spouse to look for housing, rental expenses in Fort Lauderdale, Florida broker's commission on the sale of Employee's house, closing costs, including attorney's fees and points and associated costs, as well as grossing up any such expenses taxable to Employee. However, Employee agrees that in no event shall Company be obligated to pay Employee for all relocation costs, including any gross up, more than $25,000. All expenses shall be submitted to the Company for its approval.

         c) ADDITIONAL COMPENSATION. As a further incentive and inducement to the Employee to accept employment by the Company and to devote his best efforts to the business and affairs of the Company, the Employee shall be entitled to such bonuses that may be awarded from time to time by the Compensation Committee or the Board of Director of the Company, and to participate in any stock option or bonus plans which the Company may now have or in the future develop.

         d) EXPENSES. Company shall promptly pay or reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his services hereunder in accordance with the policies and procedures of the Company for the reimbursement of business expenses for its senior level employees, including without limitation reasonable expenses relating to travel, hotel and related costs associated with transportation to and from Employee's principal residence to the Company's principal corporate office in Fort Lauderdale, Florida, provided that Employee properly accounts therefor in accordance with the Company's policy.

         e) TAX WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due Employee hereunder any and all sums required for Federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

4. BENEFITS.

         a) VACATION. Employee shall be entitled to three (3) weeks of vacation with pay in the first year of his employment, and thereafter. Vacation not taken during a calendar year does not accrue unless approved in writing by the Company. Employee shall not be entitled to receive any additional compensation from the Company on account of his failure to take a vacation.

         b) PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in whatever benefit plans, including health insurance, that are extended to all executives of the Company, on the same terms that such benefits are so extended. Employee shall be entitled to family health insurance coverage beginning 90 days from the commencement of employment from the Company's insurance carrier (currently Humana HMO), or, if not available in New York, comparable coverage available locally or through COBRA coverage from Employee's previous employer. If Employee elects the Humana PPO option, any additional premium will be payable by Employee. The Company agrees to reimburse Employee for (i) actual expenses of COBRA coverage from Employee's prior employer for the first ninety (90) days of employment, and (ii) the actual cost of COBRA coverage or coverage that is

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available locally if coverage by the Company's insurance carrier is not available in New York, but not to exceed the cost of the Company's HMO coverage. The Company shall not be obligated to maintain any special or additional plans for Employee's benefit. Employee shall also be entitled to participate in benefit plans extended to other senior executives of the Company.

5. TERMINATION.

         a) TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. In the event of Employee's Disability (as defined herein), this Agreement may be terminated at the election of the Company. Upon termination for death or Disability, Employee or his/her beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section 5 (c). For purposes of this Agreement, "Disability" is defined to mean the inability of Employee due to illness or physical or mental infirmity (as determined by a physician selected by Employee and acceptable to the Company) to perform his duties hereunder on a full-time basis for six consecutive months with reasonable accommodation by the Company. During the period of any such Disability and prior to termination hereof on account of such Disability, Employee shall, upon request of the Company, furnish information and assistance to the Company, and, in addition, upon reasonable request of the Company's Board of Directors or its designees, shall make himself available to undertake reasonable assignments consistent with the dignity, importance and scope of his position and his physical and mental health.

         b) TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder for "cause", effective immediately upon giving written notice thereof. For purposes of this Agreement, the term "cause" shall be limited to (i) a felony conviction, (ii) a final arbitration decision pursuant to Section 7(k) of this Agreement that Employee has committed an act of fraud or embezzlement or sexual harassment against the Company or any of its subsidiaries, employees, customers or agents or (iii) excessive use of alcohol or illegal drugs interfering with the performance of Employee's duties and the continuance thereof after written warnings and (iv) any intentional and material breach by Employee of the covenants contained in Section 6 hereof regarding covenants of employee. For purposes of this paragraph, no act or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. If at any time the Company shall determine that Employee has engaged in one or more activities constituting "cause" for termination hereunder, Employee's employment shall be terminated for cause. Company shall pay Employee his full Base Salary through the date of termination at the then current rate (including any applicable bonus and accrued vacation pay). Company shall then have no further obligations to Employee. Employee may give a written request to the Company within thirty (30) days after such termination requesting an opportunity to be heard by the Board of Directors of the Company. If Employee timely so requests such an opportunity to be heard, such opportunity shall be made available to Employee within 30 days after such written request. If the Board, with the advice of counsel, determines that there was "cause" for termination, and the Employee disagrees with such determination, the dispute shall be decided by arbitration pursuant to Section 7(k) hereof; provided, however, that the prevailing party shall be entitled to receive its own fees and expenses, including, without limitation, reasonable attorneys' fees from the nonprevailing party. If the Board determines in its reasonable judgment that there was not sufficient basis to terminate Employee for "cause", or if a final arbitration decision is rendered to such effect, Employee shall be reinstated with all back pay and benefits restored. Employee agrees that the Company will be permitted to withhold any post-employment compensation due to him hereunder from the date notice of termination due

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to "cause" is given, subject to Company's obligation to restore such compensation in accordance with the provisions of the preceding sentence.

         c) PAYMENT UPON TERMINATION WITHOUT CAUSE. In the event of any termination without cause, Employee shall be given ninety (90) days prior written notice, Employee shall execute a full and complete release of any and all claims against the Company in a form satisfactory to the Company, in which event Employee (or his estate) shall be entitled to severance pay of an amount equal to Employee's Base Salary on the date of termination for three (3) months commencing on the effective date of termination payable in accordance with the Company's customary payroll practices, plus (ii) the additional payments, if any, which have not yet been paid to Employee or his assignee or designee under
Section 2(c) of the Asset Purchase Agreement dated February 11, 1997 between Clinical MicroSystems, Inc., Employee, and the Company, plus (iii) a pro rata portion of any bonus compensation, if any, which would have been paid to Employee under any bonus plan of the Company in which the Employee is then participating if the Employee had met his targeted goals to the date of termination, plus (iv) the continuation of all employee benefits enjoyed by the Employee as of the date that notice of termination is given to Employee (including, without limitation, all insurance plans) for six (6) months after termination, plus (v) the vesting of any unvested options. A termination pursuant to Section 1 above shall not be deemed to be a termination without cause under this Section, provided, that upon termination pursuant to Section 1 the additional payments, if any, which have not yet been paid to Employee under
Section 2 of the Asset Purchase Agreement shall immediately, irrevocably and unconditionally become payable on the dates referred to in Section 2. In addition, if the Company materially reduces Employee's duties referred to in
Section 2(b) hereof, compensation or benefits hereunder, or requests that he relocate without reimbursing Employee for his reasonable, actual and necessary relocation expenses, such event shall be deemed to be a termination without cause and Employee shall be entitled to all of the payments described herein.

         d) ACCELERATION. If the Company defaults in the payment of any amounts owed hereunder to Employee following written notice by Employee and fails to cure such default within thirty (30) days from the date of such notice, Employee shall be entitled to accelerate the entire amount due hereunder. The Company shall have the opportunity to cure a monetary default one time after which time, if another default occurs, Employee shall be entitled to accelerate the entire amount due hereunder upon written notice by Employee without affording the Company an opportunity to cure.

         e) RETURN OF COMPANY PROPERTY. Upon notice of termination by the Company or resignation by Employee, Employee shall immediately return to the Company all property of the Company in Employee's possession, including Confidential Information (as defined below). Employee acknowledges that the Company may withhold any employment compensation and benefits owed to Employee hereunder until all such property is returned.

         f) MITIGATION. If Employee becomes entitled to compensation pursuant to
Section 5.c) above, Executive shall use reasonable efforts to seek other employment; provided, however, that he shall not be required to accept a position of less importance or dignity or of a substantially different character than the position held as of the date of termination or a position that could require Executive to engage in activity in violation of the non-competition provisions of Section 6 hereof nor shall he be required to accept a position outside South Florida. The amount of any cash compensation paid or payable from any such employment shall be reported to the Company on a monthly basis and such amount shall be credited against amounts otherwise payable by the Company to Executive under clauses (i), (iii) and

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(iv) of Section 5.c) above. Other than as provided in this Section 5.f),
Executive shall have no duty to mitigate the amount of any payment provided for in this Agreement.

6. COVENANTS OF EMPLOYEE.

         a) Employee agrees that during the Term and for five (5) years following a termination of employment for any reason, he will not, directly or indirectly, engage, or assist or participate in, whether as a director, officer, executive, agent, manager, consultant, partner, owner or independent contractor or other participant, in any Line of Business (as defined below) which is the same as the Company or any of its subsidiaries are engaged in as of the termination of this Agreement without the written consent of the Company. Employee and Company agree that this paragraph is to protect the interests of the Company while at the same time allowing the Employee to pursue gainful employment with any other company Employee so chooses, so long as such Employee does not, within the relevant time period herein, engage in any Line of Business that directly competes with the Company or any of its subsidiaries as of the date Employee terminates his employment with Company. Nothing contained herein shall prevent Employee from acquiring less than 1% of any class of securities of any company that competes with the Company that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Employee remains a passive investor.

         b) For purposes of Section 6 hereof, Line of Business is defined as (i) that line of business which the Company is purchasing pursuant to the Asset Purchase Agreement and any related laboratory/radiology software line of business engaged in by the Company as of the date of Employee's termination of employment, and (ii) the internet and intranet transmission of healthcare data business.

         c) Employee agrees that during the Term and for five (5) years after the termination of employment for any reason, he will not, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Employee agrees that for a period of five (5) years after the termination of employment, he will not, directly or indirectly, without the prior written consent of the Company, solicit, divert away, take away, or attempt to take away any customer of the Company who was a customer which Employee had, alone or in conjunction with others, served during his employment with the Company.

         d) Employee agrees and acknowledges that he will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Employee during the entire period of employment (whether or not during working hours) which discoveries, improvements, or inventions are within the scope of any line of business engaged in by the Company during such term. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made for hire. Employee grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which he may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Employee further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether or not Employee is still an employee of the Company at the time of such requests.

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         e) Employee agrees and acknowledges that the Confidential Information of the Company and its subsidiaries (as hereinafter defined) is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Employee agrees to undertake the following obligations with respect to such Confidential Information.

              i) Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company.

              ii) Employee agrees that, except as required by Employee's duties or authorized in writing by the Company and its subsidiaries, he will not at any time during and for a period of 10 years after the termination of his employment with the Company and its subsidiaries, disclose any Confidential Information of the Company or any of its subsidiaries. except as maybe required by applicable law or court order, in which case Employee shall promptly notify Company so as to allow it to seek a protective order if it so elects.

              iii) Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company or its subsidiaries, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and

              iv) Employee agrees that, upon termination of his employment by the Company or any of its subsidiaries or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Employee. Employee further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (iv), he will not make or retain any copy or extract from such materials.

              For the purposes of this Section 6 (e), Confidential Information means any and all information developed by or for the Company or any of its subsidiaries of which Employee gained knowledge by reason of his employment by the Company or any of its subsidiaries prior to the date hereof or during his employment that is not generally known in any industry in which the Company or its subsidiaries is engaged, or has developed written plans during the term of Employee's employment by the Company to become engaged, but does not apply to information which is known or is readily available to the public or the trade, unless such knowledge results from an unauthorized disclosure by Employee. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its subsidiaries, suppliers and customers with which the Company had dealt with prior to Employee's termination of employment with the Company and its subsidiaries, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company and its subsidiaries, together with all written, graphic and other materials relating to all or any part of the same. The Company will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts, and summaries developed in connection with Employee's employment. Employee acknowledges that the programs and documentation developed in connection with Employee's employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to make, use, sell or copy any inventions, ideas, trade secrets, trademarks,

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

copyrightable works, or other intellectual property of the Company during the term of this Agreement or subsequent to its termination.

         Employee acknowledges that there is no general geographical restriction contained in this Section 6 because the Company's business is not confined to one geographical area and is national and international in scope. Notwithstanding the foregoing, if a court of competent jurisdiction were to determine that the foregoing covenants would be held to be unreasonable in time, distance and/or scope may be reduced by appropriate order of the court to that deemed reasonable.

         f) INJUNCTIVE RELIEF.

              i) Employee acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Employee agrees that the Company shall be entitled (without having to post a bond or other surety) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of the covenants and obligations set forth in this Section 6.

              ii) The Company's rights and remedies under this Section are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

7. MISCELLANEOUS.

              a) ATTORNEY'S FEES. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, each party shall pay their own fees and expenses, including reasonable attorney fees, except as provided in Section 5(b) hereof.

              b) SUCCESSORS AND ASSIGNS. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Employee without the written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Employee and the Employee's heirs and legal representatives, and the Company's successors and assigns.

              c) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

              d) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company at its then principal office, as notified to Employee, or to the Employee at his address specified on page 1 of this Agreement, or to either party hereto at such other address or addresses as he or it may from time to time specify for such purposes in a notice similarly given. All notices and communications shall be deemed to have been received on the date of such notice is sent by certified mail or on the date of delivery if delivered in person, whichever is earlier.

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              e) MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Employee and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

              f) COMPLETE UNDERSTANDING. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

              g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

              h) VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

              i) SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

              j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

              k) ARBITRATION. Except for disputes relating to Section 6 of this Agreement, any and all disputes or controversies that shall arise under or in connection with this Agreement or in any other way related to Employee's employment by the Company, including termination of employment, shall be submitted to a panel of three arbitrators under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The parties hereby acknowledge that the FEDERAL ARBITRATION ACT takes precedence over any state arbitration statutes, rules and regulations. Each of the arbitrators shall be qualified and experienced in employment related matters with at least one arbitrator being a licensed attorney. The arbitrators must base their determination solely on the terms and conditions of this Agreement and the law in the State of Florida. The arbitrators shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held either in Broward County or Dade County, Florida, and the parties hereby agree to accept service of process at the address above written and in the personal jurisdiction and venue as set out herein. Both parties expressly covenant and agree to be bound by the decision of the arbitrators as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. Except as otherwise provided in Section 5(b) hereof, each party shall pay its own fees and expenses, including reasonable attorney fees.

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         l)  INDEMNIFICATION. In accordance with the Company's Articles and Bylaws, the Company agrees to defend, indemnify and hold harmless the Employee ("Indemnified Party") for acts in his capacity as Employee to the fullest extent permitted by Florida corporate law at the present time (or as such right of indemnity may be increased in the future) including in particular and without limitation with respect to the execution and delivery of this Agreement or Employee's accepting employment with the Company. The Company agrees to reimburse the Indemnified Party in advance for any costs of defending any action or investigation (including reasonable attorneys' fees and expenses) regarding Employee's performance of his duties under this Agreement, subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is determined not to be entitled to such indemnity by a court of competent jurisdiction; provided that, the Company shall first have the opportunity to defend Employee so long as counsel hired by the Company does not have a conflict with representation of both the Company and the Employee and Employee approves of such counsel. Notwithstanding the foregoing, the Company shall be entitled to reimbursement of any expenses advanced for the defense of Employee for any cause of action that (a) relates to activities of Employee that are outside of the scope of the duties required of Employee under this Agreement and not related to the execution and delivery of this Agreement or Employee's accepting employment with the Company, including without limitation, for causes of action such as sexual harassment, or other intentional misconduct; and (b) which result in a final judgment of guilt or liability against Employee.

              m) Sections 5a), 5.b), and 5.c), 6 and 7 shall survive the termination of this Agreement.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



COMPANY:                                               EMPLOYEE:

PROXYMED, INC.,                                        GLENN GILCHRIST
a Florida corporation


By: _________________________________                  ________________________
    Harold Blue, Chairman and C.E.O.

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